Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SJW GROUP

SJW Group, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article IV of the Corporation’s Certificate of Incorporation is hereby amended by deleting the text of the first two paragraphs of Article IV and substituting the following therefor:

The total number of shares of stock that the Corporation shall have authority to issue is 73,000,000, consisting of the following:

72,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, SJW Group has caused this Certificate to be duly executed in its corporate name this          day of                 ,             .

SJW GROUP

By:
Name:
Title: